SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On December 30, 2019, Harbert Discovery Fund, LP; Harbert Discovery Co-Investment Fund I, LP; and Kenan Lucas sent a letter to fellow shareholders of Enzo Biochem, Inc. and issued a press release announcing such leter. A copy of the press release, which includes the full text of the shareholder letter is attached hereto as Exhibit 1.

Harbert Discovery Fund Sends Letter to Fellow Enzo Biochem Shareholders

Further Highlights the Case for Change at Enzo, Including its History of Failed Oversight and Significant Underperformance

HDF Sets the Record Straight Regarding Enzo’s Ongoing Campaign of Misinformation

HDF’s Independent Director Candidates – Fabian Blank and Peter Clemens – Have a Proven History of Value Creation and HDF Believes Both Candidates Will Create Substantial Value for All Enzo Shareholders

Encourages Fellow Enzo Shareholders to Vote FOR HDF’s Nominees on the BLUE proxy card today.

Birmingham, AL, December 30, 2019 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owner of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), sent a detailed letter to shareholders today highlighting HDF’s case for change at Enzo, including the opportunity for shareholders to elect two highly-qualified, fresh voices – Fabian Blank and Peter Clemens – to the Company’s Board of Directors (the “Board”) at its 2019 Annual Meeting of Shareholders, which will be held on January 31, 2020.

The full text of the letter follows and is available at https://cureenzo.com/:

December 30, 2019

Dear Fellow Shareholders,

We are writing you to further elaborate on our case for change at Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company). As a reminder, Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”) currently own approximately 11.8% of the outstanding shares of Enzo, making us the Company’s largest shareholder.

A History of Failed Oversight and Significant Underperformance

We continue to believe Enzo is deeply undervalued, and that this valuation gap is directly attributable to a glaring failure of oversight. The Company’s current Board of Directors (the “Board”) has simply abdicated its responsibility to hold either themselves or the management team accountable for a repeated inability to execute Enzo’s stated strategy, deliver profitable growth, or generate acceptable shareholder returns.

For decades, we believe the priority of Enzo’s management team has not been shareholders, but instead its own personal and financial interests. As a result, shareholders have suffered while Enzo’s executives have made millions – all while the Board stood by and watched.

Enzo’s underperformance is irrefutable, as exemplified by the fact that the Company has drastically underperformed the Russell 2000 by nearly 1,250% over the last 30 years. We believe it is extremely telling that in its recent more than 2,500-word letter to shareholders, the only mention of, or attempt to explain, the Company’s atrocious stock price performance is a single sentence noting that the Board and management, “(S)hare in your disappointment in the recent performance of our equity.” There is simply no adequate defense to justify Enzo’s performance.

Clearly, it is time for change.

Enzo’s Campaign of Misinformation

In the absence of any viable defense for its own poor track record and litany of strategic missteps, Enzo’s Board has elected to criticize HDF and our independent nominees.

Enzo has tried to claim that we are short-term activists. This could not be further from the truth. At our other portfolio companies where we have board representation, we have been long-term shareholders, our director designees have served for two years or more, and in each instance, our fund has increased its investment during their tenures. The reality is that we are committed to the long-term success of these companies – just as we are with Enzo.

We have significant experience working constructively and collaboratively with the boards and management teams of our portfolio companies in order to create value. In many instances beyond those where we have sought board representation, we have engaged with boards and management teams out of the public realm to help improve governance, corporate strategy, capital allocation, and operations. We know what it looks like when a company is open to hearing from shareholders.

Almost immediately after we began attempting to engage with Barry Weiner (“Mr. Weiner”), it became readily apparent that Enzo was not one of those companies. From day one, the Board and management team have been more interested in gamesmanship than constructive dialogue. Now they are mischaracterizing our attempts at engagement in an effort to distract shareholders from Enzo’s history of revenue declines, deteriorating profitability, and decades of massive value destruction.

Enzo has also miscast our goal to create long-term value for all shareholders, claiming we are seeking a “fire sale” of the Company. In reality, our interests could not be more aligned with shareholders. We own 11.8% of the Company, more than the two Enzo co-founders, the entire Board, and management team combined – despite the co-founders over 40-year tenure and compensation practices that they claim are designed to align their interests with shareholders’.

The Opportunity to Add Highly-Qualified, Fresh Voices to the Board

We have nominated two highly-qualified Board candidates – Fabian Blank and Peter Clemens – for election at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”). We nominated these independent candidates for their deep operational, financial and strategic experience within the healthcare industry. While Mr. Weiner and Bruce Hanna’s tenures at Enzo have resulted in significant shareholder losses, Peter Clemens and Fabian Blank have a proven history of value creation, and we believe they can create substantial value for all Enzo shareholders.

Enzo’s Board lacks business acumen, strategic direction, and accountability to shareholders. We believe our candidates can immediately address these deficiencies by leveraging their broad range of experiences within the healthcare industry to improve Enzo’s operations, hold management accountable for performance, and drive consistent, profitable growth over the long-term. Value creation is the express purpose for which we nominated Fabian Blank and Peter Clemens.

Empty Promises and History Repeating

Despite its history of failing to deliver, Enzo continues to point to its strategy, which it claims will unlock deep value in the future.

Instead of more empty rhetoric and mischaracterizations, we challenge Enzo to address the significant issues it failed to cover in its recent shareholder communications:

•	After seven years of touting the AmpiProbe platform as one of the keys behind the lab-to-lab business model, AmpiProbe was not mentioned in the Company’s recent December 5, 2019 shareholder letter, the Q1 press release, or on the Q1 earnings call. We challenge Enzo to inform shareholders when the Company realistically expects to receive FDA approval for AmpiProbe, and when AmpiProbe will start to drive the growth and profitability at Enzo that shareholders have been told to expect.

•	In June of 2019, when Enzo announced its three-prong strategy they stated:

“Enzo is in active discussions with several leading global life sciences and medical device companies […] The discussions involve developing long-term relationships in automation and manufacturing, distribution and marketing and product sales.

Enzo’s goal is to announce at least one of these relationships by the end of calendar 2019.”

In its December 5, 2019 letter to shareholders Enzo stated:

“Enzo is in active discussions with several leading global life sciences and medical device companies […] The discussions involve developing long-term relationships in automation and manufacturing, distribution and marketing and product sales.”

In its most recent communication Enzo has omitted its goal to “announce at least one of these relationships by the end of calendar 2019.” We challenge Enzo to update shareholders on the status of these “active discussions.”

•	In June of 2019, when Enzo announced its three-prong strategy, it stated the Company expected to return to operating profitability in the lab segment in early calendar 2020. In its December 5, 2019 letter to shareholders, it omitted the expectation to achieve profitability in the lab segment in early calendar 2020. We challenge Enzo to revisit this topic and communicate to shareholders when it will achieve operating profitability in the lab segment. Further, we also challenge Enzo to let shareholders know whether management compensation is tied to achieving operating segment profitability.

Elazar Rabbani and Mr. Weiner, the two co-founders and brothers-in-law, have been in control of Enzo for over 40 years. They should be able to point to tangible results that have created value for shareholders. Instead, they continue to claim that they are on the right track and that value creation is right around the corner. This was their stance in 2015, which was the last time a shareholder attempted to upgrade the Board, and consider that since that time Enzo has achieved a TSR of -43%, revenues have declined -18%, and adjusted EBITDA has deteriorated from -$8.0 million to -$24.7 million.

Without changes to the Board, we believe history will repeat itself and management will continue to benefit as shareholders continue to suffer. This is why we are asking you to support our highly-qualified candidates for election to the Board at the 2019 Annual Meeting of Shareholders by voting on the BLUE card today. Please visit our website at www.cureenzo.com to learn more.

Your vote matters – please consider supporting the case for change at Enzo.

Vote FOR HDF’s nominees on the BLUE proxy card today.

Sincerely,

Harbert Discovery Fund, LP

Harbert Discovery Co-Investment Fund I, LP

Kenan Lucas, Managing Director and Portfolio Manager of Harbert Discovery Fund GP, LLC and Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) to elect Messrs. Blank and Clemens (the “Nominees”) at the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, the Nominees and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720). Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

Important Disclosure

THIS STATEMENT CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SECURITIES OF ENZO BIOCHEM, INC. (“ENZO”). OUR VIEWS ARE BASED ON OUR ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED IS ACCURATE OR COMPLETE, NOR CAN THERE BE ANY ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. WE DO NOT RECOMMEND OR ADVISE, NOR DO WE INTEND TO RECOMMEND OR ADVISE, ANY PERSON TO PURCHASE OR SELL SECURITIES AND NO ONE SHOULD RELY ON THIS STATEMENT OR ANY ASPECT OF THIS STATEMENT TO PURCHASE OR SELL SECURITIES OR CONSIDER PURCHASING OR SELLING SECURITIES. THIS STATEMENT DOES NOT PURPORT TO BE, NOR SHOULD IT BE READ, AS AN EXPRESSION OF ANY OPINION OR PREDICTION AS TO THE PRICE AT WHICH ENZO’S SECURITIES MAY TRADE AT ANY TIME. AS NOTED, THIS STATEMENT EXPRESSES OUR CURRENT VIEWS ON ENZO. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME WITHOUT NOTICE AND WE MAKE NO COMMITMENT TO UPDATE THIS STATEMENT IN THE EVENT OUR VIEWS OR HOLDINGS CHANGE. INVESTORS SHOULD MAKE THEIR OWN DECISIONS REGARDING ENZO AND ITS PROSPECTS WITHOUT RELYING ON, OR EVEN CONSIDERING, ANY OF THE INFORMATION CONTAINED IN THIS STATEMENT.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $6.7 billion in regulatory assets under management as of December 1, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720
info@okapipartners.com

Media Contact
Sloane & Company
Dan Zacchei / Sarah Braunstein, 212-486-9500
dzacchei@sloanepr.com / sbraunstein@sloanepr.com